Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference of our firm and to the use of our reports effective December 31, 2011; December 31, 2010; and December 31, 2009, dated January 24, 2012; February 25, 2011; and February 25, 2010, respectively, in the Forestar Group Inc. Annual Report on Form 10-K for the year ended December 31, 2011, and to the incorporation by reference of our name and our reports into Forestar Group Inc.’s Registration Statements on Form S-3 (file no. 333-179612) and on Form S-8 (files nos. 333-148375 and 333-159214).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees. III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 7, 2012